Exhibit (h)(2)

FORM OF DEALER AGREEMENT

TCW FUNDS DISTRIBUTORS

TCW Funds Distributors LLC (“Distributor”) and _______ (“Dealer”) have agreed that Dealer will participate in the distribution of shares of beneficial interest (“Shares”) of TCW Private Asset Income Fund (the “Fund”) and any classes thereof for which Distributor now or in the future serves as nonexclusive distributor, subject to the terms of this Dealer Agreement (“Agreement”).

1. Licensing

a. Dealer represents and warrants that it is and will remain: (i) a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) a member in good standing of The Financial Industry Regulatory Authority (“FINRA”); and (iii) licensed by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the Fund, to the extent necessary to perform the duties and activities contemplated by this Agreement.

b. Dealer represents and warrants that each of its partners, directors, officers, employees, and agents who will be utilized by Dealer with respect to its duties and activities under this Agreement is and will remain either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the Fund.

c. Dealer agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction or federal regulatory agency shall immediately cause the termination of this Agreement. Dealer further agrees to immediately notify Distributor in writing of any such action or event.

d. Dealer agrees that this Agreement is in all respects subject to FINRA Rules and such Rules shall control any provision to the contrary in this Agreement.

e. Dealer agrees to be bound by and to comply with all applicable state and federal laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of Fund shares.

2. Orders

a. Dealer agrees to offer and sell Shares of the Fund (including those of each of its classes) only at the regular public offering price applicable to such Shares and in effect at the time of each transaction. The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to: (i) the terms of the then-current prospectus and statement of additional information (including any supplements, stickers or amendments thereto) relating to the Fund, as filed with the SEC (“Prospectus”); (ii) the new account application for the Fund, as supplemented or amended from time to time; and (iii) Distributor’s written instructions and multiple class pricing procedures and guidelines, as provided to Dealer from time to time. To the extent that the Prospectus contains provisions that are inconsistent with this Agreement or any other document, the terms of the Prospectus shall be controlling.

b. If a customer of Dealer qualifies for a reduced sales charge (such as a quantity discount or a letter of intent), Dealer will offer and sell Shares to that customer at the reduced sales charge and upon request supply Distributor and the Fund with information to allow for establishment of qualification for the reduced sales charge, share class eligibility or other conditions related to such sale as set forth in the Prospectus. Dealer will only recommend purchases of Shares of a share class that is suitable for each customer in light of his or her investment objectives and circumstances. Dealer will deliver to a customer, at or prior to the completion of a purchase of Shares, a copy of the following: (i) the Fund’s current Prospectus (unless the Prospectus was delivered previously); (ii) to each customer who so requests, the Fund’s current Statement of Additional Information; and (iii) other notices or disclosures as required by applicable law or that Distributor may reasonably request.

c. Distributor reserves the right at any time, and without notice to Dealer, to suspend the sale of Shares or to withdraw or limit the offering of Shares. Distributor reserves the unqualified right not to accept any specific order for the purchase or sale of Shares.

d. In all offers and sales of the Shares to the public, Dealer is not authorized to act as broker or agent for, or employee of, Distributor, the Fund or any other dealer, and Dealer shall not in any manner represent to any third party that Dealer has such authority or is acting in such capacity. Rather, Dealer agrees that it is acting as principal for Dealer’s own account or as agent on behalf of Dealer’s customers in all transactions in Shares, except as provided in Section 3.i. hereof. Dealer acknowledges that it is solely responsible for all suitability determinations with respect to sales of Shares of the Fund to Dealer’s customers and that Distributor has no responsibility for the manner of Dealer’s performance of, or for Dealer’s acts or omissions in connection with, the duties and activities Dealer provides under this Agreement.

e. All orders are subject to acceptance by Distributor in its sole discretion and become effective only upon confirmation by Distributor.

f. Distributor agrees that it will accept from Dealer orders placed through a remote terminal or otherwise electronically transmitted via the National Securities Clearing Corporation (“NSCC”) Fund/Serv Networking program, provided, however, that appropriate documentation thereof and agreements relating thereto are executed by both parties to this Agreement, including in particular the standard NSCC Networking Agreement and any other related agreements between Distributor and Dealer deemed appropriate by Distributor, and that all accounts opened or maintained pursuant to that program will be governed by applicable NSCC rules and procedures. Both parties further agree that, if the NSCC Fund/Serv Networking program is used to place orders, the standard NSCC Networking Agreement will control insofar as there is any conflict between any provision of the Dealer Agreement and the standard NSCC Networking Agreement.

g. Dealer acknowledges that it has adopted and implemented, and will continue to have throughout the period of this Agreement, procedures reasonably designed to prevent orders received after the cut-off time on any day that the Fund is open for business from being improperly aggregated with orders received prior to the cut-off time.

3. Duties of Dealer

a. Dealer agrees to enter orders for the purchase of, and to purchase, Shares only from Distributor and only for the purpose of covering purchase orders Dealer has already received from its customers or for Dealer’s own bona fide investment. Dealer will not withhold placing customers’ orders so as to profit itself.

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b. Dealer agrees to date and time stamp all orders received by Dealer and promptly, upon receipt of any and all orders, to transmit to Distributor all orders received prior to the time described in the Prospectus for the calculation of the Fund’s net asset value so as to permit Distributor to process all orders at the price next determined after receipt by Dealer, in accordance with the Prospectus. Dealer agrees not to withhold placing orders for Shares with Distributor so as to profit itself as a result of such inaction.

c. Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer and to furnish Distributor or regulatory authorities with copies of such records upon request. In that regard, Dealer agrees that, unless Dealer holds Shares as nominee for its customers or participates in the NSCC Fund/Serv Networking program, at certain matrix levels, it will provide Distributor with all necessary information to comply properly with all federal, state and local reporting requirements and backup and nonresident alien withholding requirements for its customer accounts including, without limitation, those requirements that apply by treating Shares issued by the Fund as readily tradable instruments. Dealer represents and agrees that all Taxpayer Identification Numbers (“TINs”) provided are certified, and that no account that requires a certified TIN will be established without such certified TIN. With respect to all other accounts, including Shares held by Dealer in omnibus accounts and Shares purchased or sold through the NSCC Fund/Serv Networking program, at certain matrix levels, Dealer agrees to perform all federal, state and local tax reporting with respect to such accounts, including without limitation repurchases and exchanges.

d. Dealer agrees, in accordance with the Prospectus, to determine whether, and the extent to which, a contingent deferred sales charge (“CDSC”), repurchase fee or similar fee is applicable to a purchase or repurchase of shares and agrees to transmit to the Distributor any CDSC, repurchase fee or similar fee to which such purchase was subject, if the Dealer holds shares in an omnibus account for two or more customers. Such Dealer agrees that it has the ability to track and account for such charge or fees. Dealer agrees to otherwise administer and maintain the omnibus account so that the terms and conditions of the Prospectus apply to each customer, subject to such procedures, if any, that the Distributor may from time to time issue to the Dealer. The Distributor reserves the right, at its discretion, to verify the Dealer’s compliance with the terms and conditions of the Prospectus by inspecting the Dealer’s tracking and accounting system or otherwise. Dealer shall be responsible for forwarding printed materials, confirmations, and communications, or the information contained therein, to all customers for whose account it holds any shares as nominee.

e. Dealer agrees to distribute or cause to be delivered to its customers Prospectuses, proxy solicitation materials and related information and proxy cards, semi-annual and annual shareholder reports and any other materials in compliance with applicable legal requirements, except to the extent that Distributor expressly undertakes to do so in writing.

f. Dealer shall be responsible for communicating all necessary information to its customers regarding whether Shares are a suitable investment for such customer, including, without limitation, information regarding the limited liquidity of the investment as referenced in the Prospectus. Dealer shall also recommend Shares to customers only if it has reasonable grounds for believing that such recommendation is suitable for such customers in accordance with their financial situation and needs, and otherwise in accordance with FINRA Rule 2111.

g. Shares of the Fund may be repurchased by sale thereof to the Fund or to Distributor as agent for the Fund or by surrender of the share certificates to the Fund at the net asset value determined in accordance with the Prospectus, less any repurchase fee, contingent deferred sales charge (“CDSC”), or other fee payable in accordance with the Prospectus. All certificates for repurchased shares, if any, should be delivered to Distributor as agent for the Fund within ten (10) days from the date of the transaction. If delivery is not made within such period, Distributor reserves the right, without notice, to cancel the transaction, in which event Dealer will be responsible for any loss to the Fund or to Distributor.

h. Dealer understands and acknowledges that the Fund will adopt policies to make periodic offers to purchase between 5% and 25% of Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (“1940 Act”), and as described in the Prospectus. Repurchases

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of Shares will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and Prospectus, less any applicable early withdrawal charge and expenses for which the Fund has determined to charge Fund shareholders as permitted by Rule 23c-3 under the 1940 Act. Dealer agrees to transmit to its customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and/or such notification. Dealer expressly acknowledges and agrees that Shares will not be repurchased by either the Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares exists currently or is expected to develop, and that Shares have very limited liquidity and are appropriate only as a long-term investment. Any representation as to a Repurchase Offer or other tender offer by the Fund, other than that which is set forth in the Prospectus or a Repurchase Offer notice issued by the Fund, is expressly prohibited.

i. Dealer agrees that payment for Shares ordered from Distributor shall be in Fed Funds, New York clearinghouse or other immediately available funds and that such funds shall be received by Distributor by the earlier of: (i) the end of the third (3rd business day following Dealer’s receipt of the customer’s order to purchase such Shares; or (ii) the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If such payment is not received by Distributor by such date, Dealer shall forfeit its right to any concession or commission with respect to such order, and Distributor reserves the right, without notice, forthwith to cancel the sale, or, at its option, to sell the Shares ordered back to the Fund, in which case Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Dealer’s failure to make payment as aforesaid. If a purchase is made by check, the purchase is deemed made upon conversion of the purchase instrument into Fed Funds, New York clearinghouse or other immediately available funds.

j. Dealer agrees that it: (i) shall assume responsibility for any loss to the Fund caused by a correction to any order placed by Dealer that is made subsequent to the trade date for the order, provided such order correction was not based on any negligence on Distributor’s part; and (ii) will immediately pay such loss to the Fund upon notification.

k. Dealer agrees that in connection with orders for the purchase of Shares on behalf of any IRAs, 40l(k) plans or other retirement plan accounts, by mail, telephone, or wire, Dealer shall act as agent for the custodian or trustee of such plans (solely with respect to the time of receipt of the application and payments), and Dealer shall not place such an order with Distributor until it has received from its customer payment for such purchase and, if such purchase represents the first contribution to such a retirement plan account, the completed documents necessary to establish the retirement plan. Dealer agrees to indemnify Distributor and its affiliates for any claim, loss, or liability resulting from incorrect investment instructions received by Distributor from Dealer.

l. Dealer agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

1. Dealer agrees that all out-of-pocket expenses incurred by it in connection with its activities under this Agreement will be borne by Dealer.

m. Dealer agrees that it will keep in force appropriate broker’s blanket bond insurance policies covering any and all acts of Dealer’s partners, directors, officers, employees, and agents adequate to reasonably protect and indemnify the Distributor and the Fund against any loss which any party may suffer or incur, directly or indirectly, as a result of any action by Dealer or Dealer’s partners, directors, officers, employees, and agents.

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n. Dealer agrees that it will maintain the required net capital as specified by the rules and regulations of the SEC, FINRA and other regulatory authorities.

o. Dealer agrees that it will provide written notice to the Distributor immediately in the event of a finding that it has violated a state or federal law, rule or regulation (i) rising from its activities as a broker-dealer or under this Agreement; or (ii) affecting its ability to act under the terms this Agreement in any material way.

4. Dealer Compensation

a. On each purchase of Shares by Dealer from Distributor, the total sales charges and dealer concessions or commissions, if any, payable to Dealer shall be as stated on Schedule A to this Agreement, which may be amended by Distributor from time to time. Distributor reserves the right, without prior notice, to suspend or eliminate such dealer concession or commissions by amendment, sticker or supplement to the then-current Prospectus for the Fund. Such sales charges and dealer concessions or commissions, are subject to reduction under a variety of circumstances as described in the Fund’s then-current Prospectus. For an investor to obtain any reduction, Distributor must be notified at the time of the sale that the sale qualifies for the reduced sales charge. If Dealer fails to notify Distributor of the applicability of a reduction in the sales charge at the time the trade is placed, neither Distributor nor the Fund will be liable for amounts necessary to reimburse any investor for the reduction that should have been effected. Dealer acknowledges that no sales charge or concession or commission will be paid to Dealer on the reinvestment of dividends or capital gains reinvestment or on Shares acquired in exchange for Shares of another Fund, or class thereof, having the same sales charge structure as the Fund, or class thereof, from which the exchange was made, in accordance with the Prospectus.

b. The Fund offers Shares for which a distribution plan has been adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), and for such Shares, Distributor also is authorized to pay the Dealer continuing distribution and/or service fees, as specified in Schedule A and the Prospectus, with respect to any such Shares of the Fund, to the extent that Dealer provides distribution, marketing, administrative and other services and activities regarding the promotion of such Shares and the maintenance of related shareholder accounts.

c. In connection with the receipt of distribution fees and/or service fees pursuant to the Rule 12b-1 Plan applicable to Shares purchased by Dealer’s customers, Distributor directs Dealer to provide enhanced shareholder services such as: processing purchase and repurchase transactions; establishing shareholder accounts; and providing certain information and assistance with respect to the Fund. (repurchase levels of shareholder accounts assigned to Dealer will be considered in evaluating Dealer’s continued ability to receive payments of distribution and/or service fees.) In addition, Dealer agrees to support Distributor’s marketing efforts by, among other things, granting reasonable requests for visits to Dealer’s office by Distributor’s wholesalers and marketing representatives, and otherwise providing satisfactory product, marketing and sales support. Further, Dealer agrees to provide Distributor with supporting documentation concerning the shareholder services provided, as Distributor may reasonably request from time to time.

d. All Rule 12b-1 Plan distribution and/or servicing fees shall be based on the value of Shares attributable to Dealer’s customers and eligible for such payment, and shall be calculated on the basis of and at the rates set forth in the compensation schedule then in effect. Without prior approval by a majority of the outstanding shares of the Fund, the aggregate annual fees paid to Dealer pursuant to any Rule 12b-1 Plan shall not exceed the amounts stated as the “annual maximums” in the Fund’s Prospectus, which amount shall be a specified percent of the value of the Fund’s net assets held in Dealer’s customers’ accounts that are eligible for payment pursuant to the Rule 12b-1 Plan (determined in the same manner as the Fund uses to compute its net assets as set forth in its then current Prospectus).

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e. The provisions of the Rule 12b-1 Plan between the Fund and the Distributor shall control over this Agreement in the event of any inconsistency. The Rule 12b-1 Plan as in effect on the date of this Agreement is described in the Fund’s Statement of Additional Information. Dealer hereby acknowledges that all payments pursuant to the Rule 12b-1 Plan are subject to limitations contained in such Rule 12b-1 Plan and may be varied or discontinued at any time.

f. Dealer agrees that where payment for sales of Fund Shares by Dealer is payable from assets of the Fund, whether in the form of 12b-1 fees or otherwise, no payment will be due or payable to Dealer unless and until Distributor has received payment from the Fund.

g. Dealer shall maintain policies and procedures, including supervisory procedures, reasonably designed to ensure that customers are apprised of their benefits as shareholders of the Fund, including, but not limited to: breakpoints and rights of accumulation.

5. Repurchases and Exchanges

a. The Prospectus for the Fund describes the provisions whereby the Fund, under all ordinary circumstances, will periodically repurchase Shares held by shareholders. Dealer agrees that it will not make any representations to shareholders relating to the repurchase of their Shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund, to which it refers, and that Dealer will pay as repurchase proceeds to shareholders at the net asset value, minus any applicable deferred sales charge or repurchase fee, determined after receipt of the order as discussed in the Prospectus.

b. Dealer agrees not to repurchase any Shares from its customers at a price below that next quoted by the Fund for repurchase, i.e., at the net asset value of such Shares, less any applicable deferred sales charge, or repurchase fee, in accordance with the Fund’s Prospectus. Dealer shall, however, be permitted to sell Shares for the account of the customer or record owner to the Fund at the repurchase price then currently in effect for such Shares and may charge the customer or record owner a fair service fee or commission for handling the transaction, provided Dealer discloses the fee or commission to the customer or record owner. Nevertheless, Dealer agrees that it shall not under any circumstances maintain a secondary market in such repurchased Shares.

c. Dealer agrees that, with respect to a repurchase order it has made, if instructions in proper form, including any outstanding certificates, are not received by Distributor within the time customary or the time required by law, the repurchase may be canceled forthwith without any responsibility or liability on Distributor’s part or on the part of the Fund, or Distributor, at its option, may buy the shares repurchased on behalf of the Fund, in which latter case Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Distributor’s failure to settle the repurchase.

d. Dealer agrees that it will comply with any restrictions, limitations and procedures relating to all repurchases and exchanges and that the handling of each repurchase and exchange is subject to: (i) the terms of the then-current Prospectus; (ii) the new account application for the Fund, as supplemented or amended from time to time; and (iii) Distributor’s written instructions and multiple class pricing procedures and guidelines, as provided to Dealer from time to time. To the extent that the Prospectus contains provisions that are inconsistent with this Agreement or any other document, the terms of the Prospectus shall be controlling.

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6.	Multiple Classes of Shares

Distributor may, from time to time, provide Dealer with written guidelines or standards relating to the sale or distribution of the Fund offering multiple classes of Shares with different sales charges and distribution-related operating expenses.

7.	Fund Information

a. Dealer agrees that neither it nor any of its partners, directors, officers, employees, and agents is authorized to give any information or make any representations concerning Shares of the Fund except those contained in the Fund’s then-current Prospectus or in materials provided by Distributor.

b. Distributor will supply to Dealer Prospectuses, reasonable quantities of sales literature, sales bulletins, and additional sales information as provided by Distributor. Dealer agrees to use only advertising or sales material relating to the Fund that: (i) is supplied by Distributor, or (ii) conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares of the Fund and is approved in writing by Distributor in advance of its use. Such approval may be withdrawn by Distributor in whole or in part upon written notice to Dealer, and Dealer shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales bulletins and advertising. Dealer shall not distribute or make available to investors any information that the Distributor furnishes that is marked “FOR DEALER USE ONLY” or that otherwise indicates that it is confidential or not intended to be distributed to investors. Dealer is not authorized to modify or translate any such materials without Distributor’s prior written consent.

8.	Shares

a. Distributor acts solely as agent for the Fund and Distributor shall have no obligation or responsibility with respect to Dealer’s right to purchase or sell Shares in any state or jurisdiction.

b. Distributor shall periodically furnish Dealer with information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions. Distributor shall have no obligation to make such notice, registration or exemptive filings with respect to Shares in any state or jurisdiction.

c. Dealer agrees not to transact orders for Shares in states or jurisdictions in which it has been informed that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

d. Distributor shall have no responsibility, under the laws regulating the sale of securities in the United States or any foreign jurisdiction, with respect to the qualification or status of Dealer or Dealer’s personnel selling Fund Shares. Distributor shall not, in any event, be liable or responsible for the issue, form, validity, enforceability and value of such Shares or for any matter in connection therewith.

e. Dealer agrees that it will make no offers or sales of Shares in any foreign jurisdiction, except with the express written consent of Distributor.

9.	Indemnification

a. Dealer agrees to indemnify, defend and hold harmless Distributor and the Fund and their predecessors, successors, and affiliates, each current or former partner, officer, director, employee, shareholder or agent and each person who controls or is controlled by Distributor from any and all losses, claims, liabilities, costs, and expenses, including attorney fees, that may be assessed against or suffered or incurred by

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any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state or foreign country) or any alleged tort or breach of contract, related to the offer or sale by Dealer of Shares of the Fund pursuant to this Agreement (except to the extent that Distributor’s negligence or failure to follow correct instructions received from Dealer is the cause of such loss, claim, liability, cost or expense); (ii) any repurchase or exchange pursuant to instructions received from Dealer or its partners, affiliates, officers, directors, employees or agents; or (iii) the breach by Dealer of any of its representations and warranties specified herein or the Dealer’s failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Dealer or its predecessor, successor, or affiliate, each current or former partner, officer, director, employee or agent and each person who controls or is controlled by Dealer.

b. Distributor agrees to indemnify, defend and hold harmless Dealer and its predecessors, successors and affiliates, each current or former partner, officer, director, employee or agent, and each person who controls or is controlled by Dealer from any and all losses, claims, liabilities, costs and expenses, including attorney fees, that may be assessed against or suffered or incurred by any of them which arise, and which relate to any untrue statement of or omission to state a material fact contained in the Prospectus or any written sales literature or other marketing materials provided by the Distributor to the Dealer, required to be stated therein or necessary to make the statements therein not misleading.

c. Dealer agrees to notify Distributor, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its partners, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act of 1933, as amended.

d. Dealer further agrees promptly to send Distributor copies of (i) any report filed pursuant to FINRA Conduct Rule 4530, including, without limitation quarterly reports filed pursuant to Rule 4530(c), (ii) reports filed with any other self-regulatory organization in lieu of Rule 4530 reports pursuant to Rule 4530(e) and (iii) material amendments to Dealer’s Form BD.

e. Under no circumstance shall either party be liable to the other party for incidental, indirect or punitive damages.

f. Each party’s obligations under these indemnification provisions shall survive any termination of this Agreement.

10.	Termination; Amendment

a. In addition to the automatic termination of this Agreement specified in Section 1.c. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days prior written notice to the other party. In addition, each party to this Agreement may terminate this Agreement immediately by giving written notice to the other party of that other party’s material breach of this Agreement. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was mailed postpaid or delivered to a telegraph office for transmission to the other party’s designated person at the addresses shown herein or in the most recent FINRA Manual. The failure of either party to terminate this Agreement for a particular cause shall not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause.

b. This Agreement shall terminate immediately upon the appointment of a Trustee under the Securities Investor Protection Act or any other act of insolvency by Dealer.

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c. The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination and shall not relieve Dealer of its obligations, duties and indemnities specified in this Agreement. A trade placed by Dealer subsequent to its voluntary termination of this Agreement will not serve to reinstate the Agreement. Reinstatement, except in the case of a temporary suspension of Dealer, will only be effective upon written notification by Distributor.

d. This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act. The Distributor may, however, transfer any of its duties under this Agreement to any entity that controls or is under common control with Distributor.

e. This Agreement may be amended by Distributor at any time by written notice to Dealer. Dealer’s placing of an order or accepting payment of any kind after the effective date and receipt of notice of such amendment shall constitute Dealer’s acceptance of such amendment.

f. The termination of this Agreement with respect to the Fund will not cause its termination with respect to any other Fund.

11.	Distributor’s Representations and Warranties

Distributor represents and warrants that:

a. It is a limited liability company duly organized and existing and in good standing under the laws of the state of Delaware and is duly registered or exempt from registration as a broker- dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

b. It is a member in good standing of the FINRA.

c. It is empowered under applicable laws and by Distributor’s organizational documents to enter into this Agreement and perform all activities and services of the Distributor provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

d. All requisite actions have been taken to authorize Distributor to enter into and perform this Agreement.

e. It is a financial institution subject to the U.S. Bank Secrecy Act of 1970, as amended (31 U.S.C. §5311 et seq.) (the “BSA”), and is in compliance with, and throughout the term of this Agreement will continue to comply with, its obligations under the BSA and the implementing regulations and applicable regulatory guidance thereunder (collectively, the “AML Laws”). Throughout the term of this Agreement, it will remain in compliance with its obligations pursuant to Rule 17a-8 under the Exchange Act, and with the anti-money laundering rules of relevant self-regulatory organizations.

f. It has taken, and will continue to take, appropriate steps necessary to continually avail itself of the safe harbor provided by Section 103.110 of Title 31, Code of Federal Regulations, relating to the voluntary sharing of information among financial institutions regarding suspected terrorist or money laundering activity.

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12.	Additional Dealer Representations and Warranties

In addition to the representations and warranties found elsewhere m this Agreement, Dealer represents and warrants that:

a. It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized and that Dealer will not offer Shares of the Fund for sale in any state or jurisdiction where such Shares may not be legally sold or where Dealer is not qualified to act as a broker-dealer.

b. It is empowered under applicable laws and by Dealer’s organizational documents to enter into this Agreement and perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

c. All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

d. It is not, at the time of the execution of this Agreement, subject to any enforcement or other proceeding with respect to its activities under state or federal securities laws, rules or regulations.

e. It is a financial institution subject to the BSA, and is in compliance with, and throughout the term of this Agreement will continue to comply with, its obligations under the AML Laws. Throughout the term of this Agreement, it will remain in compliance with its obligations pursuant to Rule 17a-8 under the Exchange Act, and with the anti-money laundering rules of relevant self-regulatory organizations.

f. It is not a foreign shell bank (i.e., a non-U.S. bank without a physical presence in any country), and that it will not introduce to the Distributor customers who are foreign shell banks. To the extent it is a foreign bank, it will comply with the Distributor’s requests for periodic certifications as necessary for the Distributor to meet its obligations under the AML Laws.

g. It agrees to provide to the Distributor with such assistance as may be reasonably necessary to fulfill the Distributor’s obligations under the AML Laws or the requirements of the Distributor’s anti-money laundering compliance program.

h. It has taken, and will continue to take, appropriate steps necessary to continually avail itself of the safe harbor provided by Section 103.110 of Title 31, Code of Federal Regulations, relating to the voluntary sharing of information among financial institutions regarding suspected terrorist or money laundering activity.

i. It is in compliance with, and throughout the term of this Agreement will continue to comply with, all U.S. economic or trade sanctions of administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”). It has implemented and will maintain appropriate procedures and controls designed to cause it to comply with the sanctions programs administered by OFAC and that such procedures include, but are not limited to, appropriate ongoing due diligence regarding the identity of customers to ensure that such persons are not subject to OFAC’s Specially Designated Nationals and Blocked Persons list, as amended from time to time.

j. It has adopted reasonable procedures to ensure that it processed all orders in accordance with the terms of the Fund’s Prospectus and will provide an annual certification, if requested, that all orders have been so processed.

k. It shall not use any list of the Distributor’s customers which may be obtained in connection with this Agreement for the purpose of solicitation of any product or service without the Distributor’s express written consent. However, nothing in this paragraph or otherwise shall be deemed to prohibit or restrict the Dealer or its affiliates in any way from solicitations of any product or service directed at, without limitation, the general public, any segment thereof, or any specific individual, provided such solicitation is not based upon such list.

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13.	Setoff; Dispute Resolution; Governing Law

a. Should any of Dealer’s concession accounts with Distributor have a debit balance, Distributor shall be permitted to offset and recover the amount owed from any other account Dealer has with Distributor, without notice or demand to Dealer.

b. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules and procedures of the FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

c. This Agreement shall be governed and construed in accordance with the laws of the state of California, not including any provision which would require the general application of the law of another jurisdiction.

14.	Investigations and Proceedings

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to each’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

15.	Captions

All captions used in this Agreement are for convenience only, are not a part hereof, and are not to be used in construing or interpreting any aspect hereof.

16.	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held under applicable law to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

17.	Entire Agreement

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by Dealer and accepted by Distributor.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

DISTRIBUTOR
TCW Funds Distributors LLC

By:
Name:
Title:

DEALER
[DEALER SIGNATURE BLOCK TO BE INSERTED]

By:
Name:
Title:

Schedule A

Sales Charges, Commissions and Distribution and/or Servicing Fees